UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Insmed Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INSMED INCORPORATED

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 24, 2008

Dear Shareholder:

You are cordially invited to attend a special meeting of Shareholders of Insmed Incorporated, a Virginia corporation (the “Company”), to be held at 9am, local time, on Monday, November 24, 2008, at 8720 Stony Pont Parkway, Suite 200, Richmond, Virginia 23235.

At this special meeting, you will be asked to approve an amendment to the Company’s articles of incorporation, as amended to date, to effect a reverse split of the Company’s outstanding common stock as described in the enclosed proxy statement, to consider and vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies, if there are not sufficient votes in favor of the reverse split, and to transact such other business as properly may come before the special meeting, or any adjournments or postponements of the special meeting. The Board of Directors of the Company unanimously recommends that you vote FOR these proposals.

Details regarding the matters to be acted upon at this special meeting appear in the accompanying proxy statement. Please give this material your careful attention.

If you are a shareholder of record, please vote by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope, whether or not you plan to attend the special meeting. It is important that your shares be voted whether or not you attend the special meeting in person. If you attend the special meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

Very truly yours,

Geoffrey Allan, Ph.D.
Chairman of the Board
Chief Executive Officer
President

Richmond, Virginia
October 17, 2008

INSMED INCORPORATED
8720 Stony Point Parkway
Richmond, VA 23235
(804) 565-3000

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors”) of Insmed Incorporated, a Virginia corporation (“Insmed” or the “Company”). The proxy is solicited for use at a Special Meeting of Shareholders (the “Special Meeting”) to be held at 9 am local time on Monday, November 24, 2008, at 8720 Stony Point Parkway, Suite 200, Richmond, Virginia, 23235, or any adjournments or postponements of the Special Meeting. The approximate date on which this proxy statement and the accompanying notice and proxy are first being mailed to shareholders is October 30, 2008.

Only common shareholders of record at the close of business on October 17, 2008 (the “Record Date”) will be entitled to receive notice of and to vote at the Special Meeting. As of the Record Date, [____] shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Special Meeting. You may vote by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose, whether or not you plan to attend the Special Meeting. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of the Company, before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Special Meeting, or (3) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Insmed Incorporated, 8720 Stony Point Parkway, Suite 200, Richmond, VA 23235, Attention: Secretary, at or before the taking of the vote at the Special Meeting.

The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting and any adjournment or postponement of the Special Meeting. Approval of the proposal to amend the Company’s articles of incorporation, as amended to date, to effect the reverse split described herein requires the affirmative vote of a majority of the outstanding shares of Common Stock. Approval of the proposal to adjourn the Special Meeting as may be necessary requires the affirmative vote of a majority of the shares present and entitled to vote on that proposal.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposals described in this proxy statement. Abstentions and “broker non-votes” will be included in the determination of whether a quorum is present at the Special Meeting. A “broker non-vote” occurs when a broker or nominee holding shares for a beneficial owner in “street name” does not vote on a particular proposal, because the broker or nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. In tabulating the votes on proposal one described in this proxy statement, abstentions and “broker non-votes” will be treated as shares that are present but that have not been voted, and, accordingly, will have the same effect as negative votes on such proposal.  In tabulating the votes on proposal two described in this proxy statement, abstentions and “broker non-votes” will not be considered for voting purposes, and, accordingly, will not have an effect on the approval of such proposal.

The persons named as attorneys-in-fact in the proxies, Geoffrey Allan and Kevin P. Tully, were selected by the Board of Directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Special Meeting will be voted by such persons at the Special Meeting.

Aside from the approval of an amendment to the Company’s articles of incorporation, as amended to date, to effect a reverse split of the issued and outstanding Common Stock as described in the enclosed proxy statement, the Board of Directors knows of no other matters to be presented at the Special Meeting. If any other matter should be presented at the Special Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

PROPOSAL ONE
APPROVAL OF AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION, AS AMENDED TO EFFECT A REVERSE SPLIT OF COMMON STOCK

Introduction

The Board of Directors is recommending that the shareholders approve an amendment to the Company’s articles of incorporation, as amended to date, to effect a reverse split of the Company’s issued and outstanding shares of Common Stock at a ratio within a range of 1:4 to 1:10 (the “Reverse Split”).  If this proposal is approved, the Board of Directors will have the authority to decide, within 12 months after the Special Meeting, whether to implement the split and exact amount of the split within this range, if it is to be implemented.  If the Board of Directors decide to implement the Reverse Split, it will be become effective upon the filing of the amendment to the Company’s articles of incorporation, as amended to date, with the State Corporation Commission of the Commonwealth of Virginia (the “Effective Date”).  If the Reverse Split is implemented, the number of issued and outstanding shares of Common Stock would be reduced in accordance with the exchange ratio selected by the Board of Directors. The total number of authorized shares of Common Stock would remain unchanged at its current total of 500,000,000.  The form of amendment to the Company’s articles of incorporation, as amended to date, to effect the Reverse Split is attached as Annex A to this proxy statement.

Purpose and Background of the Reverse Split

The Board of Directors’ primary objectives in proposing the Reverse Split are to raise the per share trading price of Common Stock and to increase the number of shares of authorized but unissued Common Stock on the Nasdaq Capital Market. The Board of Directors believes that the Reverse Split would, among other things, (i) better enable the Company to maintain the listing of its Common Stock on the Nasdaq Capital Market, (ii) facilitate higher levels of institutional stock ownership, where investment policies generally prohibit investments in lower-priced securities and (iii) better enable the Company to raise funds to finance its planned operations.

The Common Stock is currently listed on the Nasdaq Capital Market, but was previously listed on the Nasdaq Global Market. In a letter dated June 13, 2007, the Nasdaq Listing Qualification Staff (the “Staff”) notified the Company of its failure to comply with Marketplace Rule 4450(a)(5) because its shares of Common Stock had failed to close at a price of at least $1.00 per share for thirty consecutive business days (the “Minimum Bid Price Rule”).  The Company was afforded one hundred eighty days to regain compliance with the Minimum Bid Price Rule.  By letter (the “Staff Determination”) dated December 20, 2007, the Staff notified the Company that it had failed to regain compliance with the Minimum Bid Price Rule and that its shares of Common Stock would be delisted from the Nasdaq Stock Market on December 31, 2007 if the Company did not transfer its listing to the Nasdaq Capital Market or appeal the Staff Determination to the Nasdaq Listing Qualifications Panel (the “Panel”).  By letter dated December 26, 2007, the Company requested a hearing with respect to its continued listing on the Nasdaq Global Market, as a result of which Nasdaq stayed the suspension and delisting of the Common Stock pending the determination of the Panel.  On January 24, 2008, the Company had a hearing in front of the Panel.  On February 27, 2008, the Company received a letter from the Panel stating that the Panel had determined to transfer the listing of the Company’s shares from the Nasdaq Global Market to the Nasdaq Capital Market, effective at the open of the market on Friday, February 29, 2008.  As a result of the transfer of the Company’s listing of Common Stock to the Nasdaq Capital Market, the Company was granted an additional one hundred eighty days to regain compliance with the Minimum Bid Price Rule.

The Company did not regain compliance with the Minimum Bid Price Rule on or before June 12, 2008, and by letter dated June 17, 2008, the Staff notified the Company that its Common Stock would be delisted from the Nasdaq Stock Market, unless the Company appealed the Staff decision to the Panel.  On June 24, 2008, the Company requested a hearing with respect to its continued listing on the Nasdaq Capital Market, as a result of which Nasdaq stayed the suspension and delisting of the Common Stock pending the decision of the Panel.  On July 31, 2008, the Company had a hearing in front of the Panel.  On August 29, 2008, the Company received a letter from the Panel stating that the Panel had granted the request of the Company to remain listed on the Nasdaq Capital Market, provided that, the Company must evidence compliance with the Minimum Bid Price Rule on or before December 15, 2008.  If the Company does not regain compliance with the Minimum Bid Price Rule on or before December 15, 2008, the Staff will provide the Company with written notification that its Common Stock will be delisted from the Nasdaq Capital Market.  If a delisting from the Nasdaq Capital Market were to occur, the Common Stock would be eligible, upon the application of a market maker, to trade on the OTC Bulletin Board or in the “pink sheets.” These alternative markets are generally considered to be less efficient than, and not as broad as, the Nasdaq Capital Market or the Nasdaq Global Market.

The closing sale price of the Common Stock on the Record Date was $[____] per share. The Board of Directors has considered the potential harm to the Company of a delisting from the Nasdaq Capital Market and believes that the Reverse Split would help the Company regain compliance with the Minimum Bid Price Rule.

The Board of Directors further believes that an increased stock price may encourage investor interest and improve the marketability of the Common Stock to a broader range of investors, and thus improve liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. The Board of Directors believes that the anticipated higher market price resulting from the Reverse Split would enable institutional investors and brokerage firms with policies and practices such as those described above to invest in the Common Stock. Furthermore, the Board of Directors believes that a higher stock price would facilitate the Company’s efforts to raise capital to fund its planned operations. As previously disclosed in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), the Company will need to raise additional capital and may elect to do so through the issuance of equity securities. The Reverse Split would reduce the number of shares of Common Stock outstanding without reducing the number of authorized shares of Common Stock.  As a result, the Company would have a larger number of authorized but unissued shares from which to issue additional shares of Common Stock, or securities convertible or exercisable into shares of Common Stock, in equity financing transactions.

The purpose of seeking shareholder approval of a range of exchange ratios from 1:4  to 1:10. (rather than a fixed exchange ratio) is to provide the Company with the flexibility to achieve the desired results of the Reverse Split.  If the shareholders approve this proposal, the Board of Directors would effect the Reverse Split only upon the Board of Directors’ determination that a reverse stock split would be in the best interests of the Company at that time.  If the Board of Directors were to effect the Reverse Split, the Board of Directors would set the timing for such a split and select the specific ratio within the range of 1:4 to 1:10.  No further action on the part of shareholders would be required to either implement or abandon the Reverse Split.  If the shareholders approve this proposal, and the Board of Directors determines to effect the Reverse Split, we would communicate to the public, prior to the Effective Date, additional details regarding the Reverse Split, including the specific ratio selected by the Board of Directors.  If the Board of Directors does not implement the Reverse Split within 12 months after the Special Meeting, the authority granted in this proposal to implement the Reverse Split will terminate.  The Board of Directors reserves its right to elect not to proceed with the Reverse Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company.

Material Effects of Proposed Reverse Split

The Board of Directors believes that the Reverse Split will increase the price level of the Common Stock in order to, among other things, ensure continued compliance with the Minimum Bid Price Rule and generate interest in the Company among investors. The Board of Directors cannot predict, however, the effect of the Reverse Split upon the market price for the Common Stock, and the history of similar reverse splits for companies in like circumstances is varied. The market price per share of Common Stock after the Reverse Split may not rise in proportion to the reduction in the number of shares of Common Stock outstanding resulting from the Reverse Split, which would reduce the market capitalization of the Company. The market price per post- Reverse Split share may not remain in excess of the $1.00 minimum bid price as required by the Minimum Bid Price Rule, or the Company may not otherwise meet the additional requirements for continued listing on the Nasdaq Capital Market. The market price of the Common Stock may also be based on the Company’s performance and other factors, the effect of which the Board of Directors cannot predict.

The Reverse Split will affect all shareholders of the Company uniformly and will not affect any shareholder’s percentage ownership interests or proportionate voting power, except to the extent that the Reverse Split results in any shareholder owning a fractional share. In lieu of issuing fractional shares, the Company may either (i) directly pay each shareholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of the Common Stock, as quoted on the Nasdaq Capital Market on the Effective Date, multiplied by the fractional share amount, or (ii) make arrangements with the Company’s transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the Reverse Split and sell these whole shares as soon as possible after the Effective Date at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder his, her or its pro rata potion of the sale proceeds.

The principal effects of the Reverse Split will be that (i) the number of shares of Common Stock issued and outstanding will be reduced from [____] shares as of the Record Date to a range of [____] to [____] shares, (ii) all outstanding options and warrants entitling the holders thereof to purchase shares of Common Stock will enable such holders to purchase, upon exercise of their options or warrants, [____] to [____] of the number of shares of Common Stock which such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the Reverse Split, at an exercise price equal to $[____] to $[____] times the exercise price specified before the Reverse Split, resulting in the same aggregate price being required to be paid upon exercise thereof immediately preceding the Reverse Split, (iii) the number of shares of Common Stock reserved for issuance pursuant to the Company’s Amended and Restated 2000 Stock Incentive Plan and Amended and Restated 2000 Employee Stock Purchase Plan will be reduced to [____] to [____] of the number of shares of Common Stock currently included in each such plan, and (iv) the number of shares of Common Stock into which the principal and accrued but unpaid interest of the convertible notes issued in the Company’s 2005 financing (the “Notes”) shall be reduced to [____] to [____] of the number of shares of Common Stock into which such Notes would have been convertible immediately preceding the Reverse Split.

The Reverse Split will not affect the par value of the Common Stock. As a result, on the effective date of the Reverse Split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced to [____] to [____] of its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Common Stock will be retroactively increased for each period because there will be fewer shares of Common Stock outstanding.

The amendment will not change the terms of the Common Stock. After the Reverse Split, the shares of Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized. Each shareholder’s percentage ownership of the new Common Stock will not be altered except for the effect of eliminating fractional shares. The Common Stock issued pursuant to the Reverse Split will remain fully paid and non-assessable. The Reverse Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Following the Reverse Split, the Company will continue to be subject to the periodic reporting requirements of the Exchange Act.

The Reverse Split would result in some shareholders owning ‘‘odd-lots’’ of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in ‘‘round-lots’’ of even multiples of 100 shares.

Because the Company will not reduce the number of authorized shares of Common Stock, the overall effect will be an increase in authorized by unissued shares of Common Stock as a result of the Reverse Split.  These shares may be issued at the Board of Director’s discretion.  Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of Common Stock.  If the Reverse Split is not approved, the Company may be unable to raise additional capital.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates

If the Reverse Split is approved by the Company’s shareholders, the Reverse Split would become effective at such time as the amendment to the Company’s articles of incorporation, as amended to date, the form of which is attached as Annex A to this proxy statement, is filed with the State Corporation Commission of the Commonwealth of Virginia. Upon the filing of the amendment, all of the Company’s existing Common Stock will be converted into new Common Stock as set forth in the amendment.

As soon as practicable after the Effective Date, shareholders will be notified that the Reverse Split has been effected. American Stock Transfer and Trust Company, the Company’s transfer agent, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-Reverse Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Split shares in exchange for certificates representing post-Reverse Split shares in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to the Company’s shareholders. No new certificates will be issued to a shareholder until the shareholder has surrendered to the exchange agent his, her or its outstanding certificate(s) together with the properly completed and executed letter of transmittal. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. Shareholders whose shares are held by their stockbroker do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the Reverse Split. Beginning on the Effective Date, each certificate representing pre-Reverse Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Split shares.

Fractional Shares

The Company will not issue fractional certificates for post-Reverse Split shares in connection with the Reverse Split. In lieu of issuing fractional shares, the Company may either (i) directly pay each shareholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of the Common Stock, as quoted on the Nasdaq Capital Market on the Effective Date, multiplied by the fractional share amount, or (ii) make arrangements with the Company’s transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the Reverse Split and sell these whole shares as soon as possible after the Effective Date at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder his, her or its pro rata potion of the sale proceeds.

No Dissenter’s Rights

Under the Virginia Stock Corporation Act, shareholders will not be entitled to dissenter’s rights with respect to the proposed amendment to the Company’s articles of incorporation, as amended to date, to effect the Reverse Split, and the Company does not intend to independently provide shareholders with any such right.

Certain U.S. Federal Income Tax Consequences of the Reverse Split

The following is a summary of certain U.S. federal income tax consequences relating to the Reverse Split as of the date hereof. Except where noted, this summary deals only with a shareholder who holds Common Stock as a capital asset.

For purposes of this summary, a “U.S. holder” means a beneficial owner of Common Stock who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A non-U.S. holder of Common Stock is a shareholder who is not a U.S. holder.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax considerations different from those summarized below. This summary does not represent a detailed description of the U.S. federal income tax consequences to a shareholder in light of his, her or its particular circumstances. In addition, it does not represent a description of the U.S. federal income tax consequences to a shareholder who is subject to special treatment under the U.S. federal income tax laws and does not address the tax considerations applicable to shareholders who may be subject to special tax rules, such as:

•	partnerships

•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	tax-exempt organizations;

•	dealers or traders in securities or currencies;

•
shareholders who hold Common Stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. holders that have a functional currency other than the U.S. dollar;

•	shareholders who actually or constructively own 10 percent or more of the Company’s voting stock; or

•	a non-U.S. holder who is a U.S. expatriate, “controlled foreign corporation” or “passive foreign investment company.”

Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the Reverse Split.

If an entity classified as a partnership for U.S. federal income tax purposes holds Common Stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.

Each shareholder should consult his, her or its own tax advisers concerning the particular U.S. federal tax consequences of the Reverse Split, as well as the consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign income tax consequences.

To ensure compliance with Treasury Department Circular 230, each holder of Common Stock is hereby notified that: (a) any discussion of U.S. federal tax issues in this proxy statement is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Code; (b) any such discussion has been included by the Company in furtherance of the Reverse Split on the terms described herein; and (c) each such holder should seek advice based on its particular circumstances from an independent tax advisor.

U.S. Holders. Generally, the Reverse Split will not result in the recognition of gain or loss by a U.S. holder for U.S. federal income tax purposes (except to the extent of cash received in lieu of a fractional share). The aggregate adjusted basis of the new shares of Common Stock will be the same as the aggregate adjusted basis of the Common Stock exchanged for such new shares, reduced by the amount of the adjusted basis of any Common Stock exchanged for such new shares that is allocated to the fractional share for which cash is received. The holding period of the new, post-Reverse Split shares of the Common Stock resulting from implementation of the Reverse Split will include a U.S. holder’s holding periods for the pre-Reverse Split shares. A shareholder who receives cash in lieu of a fractional share of new Common Stock generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the shareholder’s aggregate adjusted tax basis in the shares of old Common Stock allocated to the fractional share. If the shares of old Common Stock allocated to the fractional shares were held by the shareholder as capital assets, the gain or loss resulting from the payment of cash in lieu of the issuance of a fractional share will be taxed as capital gain or loss. Such capital gain or loss will be short term if the pre-Reverse Split shares were held for one year or less and long term if held more than one year.

Non U.S. Holders. A non-U.S. holder of the Common Stock generally will not be subject to U.S. federal income tax with respect to any gain recognized as a result of cash received in lieu of a fractional share in connection with the Reverse Split; provided, however, that gain will be subject to tax if (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (in which case, for a non-U.S. holder that is a foreign corporation, the branch profits tax may also apply), and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder, (ii) the gain is recognized by a non-U.S. holder who is present in the United States for 183 or more days in the taxable year of the Reverse Split and certain other conditions are met, or (iii) the Company is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes. The Company believes it currently is not and it does not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding. Payment of cash in lieu of fractional shares within the United States or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is not a U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. holder) or the shareholder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such shareholder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Approval Required

The affirmative vote of the holders of a majority of the shares of the Common Stock outstanding as of the Record Date is required to approve the amendment of the Company’s articles of incorporation, as amended to date, to effect the Reverse Split. Abstentions and “broker non-votes” will not be counted as having been voted on the proposal, and therefore will have the same effect as negative votes.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL ONE.

PROPOSAL TWO

ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1

The Company is submitting a proposal for consideration at the Special Meeting to authorize the named proxies to approve one or more adjournments of the Special Meeting if there are not sufficient votes to approve the Reverse Split at the time of the Special Meeting. Even though a quorum may be present at the Special Meeting, it is possible that the Company may not have received sufficient votes to approve the Reverse Split by the time of the Special Meeting. In that event, the Company would determine to adjourn the Special Meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the Special Meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve the Reverse Split. Any other adjournment of the Special Meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The approval of proposal two to adjourn the Special Meeting would require the affirmative vote of the holders of a majority of the shares of Common Stock outstanding present in person or by proxy and entitled to vote at the Special Meeting.  The failure to vote shares of Common Stock would have no effect on the approval of proposal two.  Properly executed proxies will be voted “FOR” proposal two, unless otherwise noted on the proxies. If the Special Meeting is adjourned, the Company is not required to give notice of the time and place of the adjourned meeting unless the Board of Directors fixes a new record date for the Special Meeting.

This adjournment proposal relates only to an adjournment of the Special Meeting occurring for purposes of soliciting additional proxies for the approval of the Reverse Split in the event that there are insufficient votes to approve the Reverse Split. The Board of Directors retains full authority to adjourn the Special Meeting for any other purpose, including the absence of a quorum, or to postpone the Special Meeting before it is convened, without the consent of any the Company’s shareholders.

Recommendation of the Board of Directors

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Common Stock as of the Record Date: (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) by each director or nominee of the Company; (iii) the Company’s Chief Executive Officer, Chief Financial Officer, and three other most highly compensated officers (collectively, the “Named Executive Officers”); and (iv) by all directors and Named Executive Officers of the Company as a group. Unless otherwise indicated below, each person listed below maintains a business address in the care of Insmed Incorporated, 8720 Stony Point Parkway, Suite 200, Richmond, VA 23235 and has sole voting and investment power with respect to all shares of Common Stock owned.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Class

Geoffrey Allan, Ph.D. (2) Chairman of the Board, Chief Executive Officer and President	[____]	[____]	%
Kevin P. Tully, C.G.A. (3) Executive Vice President and Chief Financial Officer	[____]	*

Doug Farrar (4) Vice President, Insmed Therapeutic Proteins	[____]	*
Steve Glover (5) President, Insmed Therapeutic Proteins	[____]	*
Kenneth G. Condon, M.B.A. (6) Director	[____]	*

Graham K. Crooke, MB.BS (7) Director	[____]	*

Steinar J. Engelsen, M.D. (8) Director	[____]	*

Dennis M. Lanfear (9) Director	[____]	*

Melvin Sharoky, M.D. (10) Director	[____]	*

Randall W. Whitcomb, M.D. (11) Director	[____]	*

All directors and named executive officers as a group (10 persons) (12)	[____]	[____]	%

* Represents less than 1% of the outstanding Common Stock

(1)           Except as indicated otherwise in the footnotes, shares shown as beneficially owned are those to which the individual has sole voting and investment power.  Shares subject to options that are exercisable within 60 days of the Record Date are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person and of the directors and executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)           Includes [____] shares of Common Stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.

(3)           Includes [____] shares of Common Stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.

(4)           Includes [____] shares of Common Stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.

(5)           Includes [____] shares of Common Stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.  [____] of these options are held by ZyVer & Associates, of which Mr. Glover is the President and CEO.  ZyVer & Associates is wholly owned by Mr. Glover.

(6)           Includes [____] shares of Common Stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.

(7)           Includes [____] shares of Common Stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.

(8)           Includes [____] shares of Common Stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.

(9)           Includes [____] shares of Common Stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.  These options are held by Lanfear Capital Advisors, LLC, of which Mr. Lanfear is the Founder.

(10)           Includes [____] shares of Common Stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.  The number of shares listed opposite Dr. Sharoky’s name includes 210 shares of Common Stock which are owned by his minor son, 620 shares of Common Stock which are owned by his minor daughter and 3,600 shares of Common Stock which are owned by his spouse.  Dr. Sharoky disclaims beneficial ownership of the shares of Common Stock held by his minor daughter, minor son and his spouse.

(11)           Includes [____] shares of Common Stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.  The number of shares listed opposite Dr. Whitcomb’s name includes [____] shares of Common Stock which are owned by the Randall W. Whitcomb Living Trust.  Dr. Whitcomb and his spouse, Rita K. Whitcomb, are trustees of the Randall W. Whitcomb Living Trust.

(12)           Represents the sum of the shares of Common Stock beneficially owned by all directors, nominees and Named Executive Officers named in the table above.  Includes [____] shares of Common Stock issuable upon the exercise of options, which options are exercisable within 60 days of the Record Date.

SHAREHOLDER PROPOSALS

The regulations of the SEC require any shareholder wishing to make a proposal to be acted upon at the 2009 Annual Meeting of Shareholders to present the proposal to the Company at its principal office in Richmond, Virginia, no later than December 6, 2008 or, if the date of the 2009 Annual Meeting is more than 30 days from May 7, 2009 (the anniversary of this year’s Annual Meeting), then the deadline is a reasonable time before it begins to print and mail its proxy materials for the 2009 Annual Meeting of Shareholders.  The Company will consider written proposals received by that date for inclusion in its proxy statement in accordance with regulations governing the solicitation of proxies.

In addition to the requirements of the SEC, a shareholder must meet to have a proposal included in the Company’s proxy statement, the Company’s Bylaws contain certain requirements that a shareholder must meet to nominate one or more persons for election as directors at an annual meeting or to make any other proposal to be acted upon at an annual meeting.

Article I, Section 10 of the Company’s Bylaws allows any shareholder entitled to vote in the election of directors generally to nominate one or more persons for election as directors at an annual meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by U.S. registered or certified mail, postage prepaid, to the Secretary not later than 120 days nor more than 150 days before the anniversary of the date of the first mailing of the Company’s proxy statement for the immediately preceding year’s annual meeting.  Because this year’s annual meeting proxy statement was first mailed to shareholders on or about April 4, 2008, the Secretary must receive written notice of a shareholder’s intent to make such nomination or nominations at the 2009 Annual Meeting of Shareholders not later than the close of business on December 5, 2008 and not earlier than the close of business on November 5, 2008.  Each such notice must set forth:

•	the name and address of the shareholder who intends to make the nomination and any other person on whose behalf the nomination is being made, and of the person or persons to be nominated,

•	the class and number of shares of Common Stock that are owned by the shareholder and any other person on whose behalf the nomination is being made,

•
a representation that the shareholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice,

•
a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, and

•
such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required to be disclosed, pursuant to the proxy rules of the SEC had the nominee been nominated or intended to be nominated by the Board of Directors, and shall include a consent signed by each such nominee to being named in the proxy statement as a nominee and to serve as a one of the Company’s directors if so elected.

Article I, Section 9 of the Company’s Bylaws requires any shareholder wishing to make any other proposal to be acted on at an annual meeting to give written notice, either by personal delivery or by U.S. registered or certified mail, postage prepaid, to Secretary no later than 120 days nor more than 150 days before the anniversary of the date of the first mailing of the proxy statement for the immediately preceding year’s annual meeting.  Because this year’s annual meeting proxy statement was first mailed to shareholders on or about April 4, 2008, the Secretary must receive written notice of a shareholder’s proposal to be acted upon at the 2009 Annual Meeting of Shareholders not later than the close of business on December 5, 2008 and not earlier than the close of business on November 5, 2008.  Each such notice must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•
a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting with respect to such business, and the reasons for conducting such business at the annual meeting,

•	the name and address of record of the shareholder proposing such business and any other person on whose behalf the proposal is being made,

•	the class and number of shares of Common Stock that are beneficially owned by the shareholder and any other person on whose behalf the proposal is made,

•
a representation that the shareholder is a holder of record of Common Stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business, and

•	any material interest of the shareholder, and any other person on whose behalf the proposal is made, in such business.

If a shareholder wishes to make a proposal to be acted upon at the 2009 Annual Meeting of Shareholders that has not been included in the proxy statement and such proposal is made at the 2009 Annual Meeting of Shareholders, the management proxies will be allowed to use their discretionary voting authority to vote on the proposal unless notice of the proposal has been received by the Company no later than December 5, 2008 or, if the date of the 2009 Annual Meeting of Shareholders is more than 30 days from May 7, 2009 (the anniversary of this year’s annual meeting), then the deadline is a reasonable time before the Company begins to mail its proxy materials for the 2009 Annual Meeting of Shareholders.

The Company’s Bylaws are available on its website at www.insmed.com.  The Company will furnish a copy of its Bylaws without charge to any shareholder desiring a copy upon written request to Mr. W. McIlwaine Thompson, Secretary, Insmed Incorporated, 8720 Stony Point Parkway, Suite 200, Richmond, Virginia 23235.  The Bylaws are also available at the SEC’s website (www.sec.gov) as Exhibit 3.2 to the Quarterly Report on Form 10-Q for the period ended March 31, 2004 and filed on May 10, 2004.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Company and, in addition to soliciting shareholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company or by outside proxy solicitation services also may be made of some shareholders in person or by mail, telephone or telegraph following the original solicitation. The Company has retained Georgeson  Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $6,500, plus reimbursement of expenses.

HOUSEHOLDING OF PROXY MATERIALS

In order to reduce printing and postage costs, the Company has undertaken an effort to deliver only one proxy statement to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if the Company has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one proxy statement, the Company will deliver promptly a separate copy of the proxy statement to any shareholder who sends a written request to Insmed Incorporated, 8720 Stony Point Parkway, Suite 200, Richmond, Virginia 23235, Attention: Secretary. If your household is receiving multiple copies of the proxy statement and you wish to request delivery of a single copy, you may send a written request to the above address.

The contents of and the sending of this proxy statement have been approved by the Board of Directors.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not intend to bring any other business before the Special Meeting, and so far as is known to the Board of Directors, no other matters will be presented to the shareholders for consideration at the Special Meeting. If, however, any other matter is properly presented at the Special Meeting, it is intended that proxies in the form enclosed with this proxy statement will be voted on such matter in accordance with the judgment of the person or persons voting such proxies, unless the proxy otherwise provides.

BY ORDER OF THE BOARD OF DIRECTORS,

Geoffrey Allan, Ph.D.
Chairman of the Board
Chief Executive Officer
President

Richmond, VA
October 17, 2008

You Are Cordially Invited to Attend the Special Meeting in Person.

ANNEX A

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION, AS AMENDED
OF
INSMED INCORPORATED

I.

The name of the corporation is Insmed Incorporated (the “Corporation”).

II.

Paragraph 8 of Article III of the Articles of Incorporation, as amended to date, shall be amended and restated as follows:

“8.               Reverse Split.  Simultaneously with the effective date of this amendment (the “Effective Date”), each [            ] shares of Common Stock issued and outstanding at such time shall be combined into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional share shall be issued upon the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fraction multiplied by the fair market value per share of the Common Stock as determined in a reasonable manner by the Board of Directors. Upon surrender by a holder of a certificate or certificates for Common Stock, duly endorsed, at the office of the Corporation (or, if lost, an acceptable affidavit of loss is delivered to the Corporation), the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or assignee of such holder, a new certificate or certificates for the number of shares of Common Stock that such holder shall be entitled to following the Reverse Stock Split.”

III.

The amendment was proposed by the Board of Directors and submitted to shareholders of the Company in accordance with Chapter 9 of Title 13.1 of the Code of Virginia.  The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the amendment are as follows:

Designation	Number of Outstanding Shares	Number of Votes
Common Stock	[____]	[________]

The total number of undisputed votes cast for the amendment by each voting group was as follows:

Designation	Number of Undisputed Votes Cast for Amendment
Common Stock	[_________]

The number of votes cast for the amendment by each voting group was sufficient for approval by the voting group.

IV.

Pursuant to Section 13.1-606 of the Virginia Stock Corporation Act, the effective time and date of this Amendment to the Articles of Incorporation, as Amended, shall be [_______] on [_______], 2008.

Dated:  November 24, 2008

INSMED INCORPORATED

By:
Name:	Geoffrey Allan
Title:	Chairman of the Board, Chief Executive Officer and President

INSMED INCORPORATED

8720 Stony Point Parkway
Richmond, VA 23235
(804) 565-3000

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Geoffrey Allan and Kevin P. Tully proxies, and hereby authorizes each of them to represent and vote as designated on the other side, all the shares of stock of Insmed Incorporared, a Virginia corporation (the “Company”), standing in the name of the undersigned with all powers which the undersigned would possess if present at the Special Meeting of Shareholders of the Company to be held on Monday, November 24, 2008 or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR each of the proposals described in the accompanying proxy statement and in the discretion of the proxy holders on all other matters that may come before the meeting.

(Continued, and to be marked, dated and signed, on the reverse side)

EACH SHAREHOLDER IS URGED TO COMPLETE, DATE, SIGN
AND PROMPTLY RETURN THE ENCLOSED PROXY.

Please mark
your votes
as indicated ☒

PROPOSAL 1—To amend the Company’s Articles of incorporation, as amended to date to effect a reverse split of the Company’s outstanding common stock as described in the enclosed proxy statement.

FOR  ☐                    ABSTAIN  ☐                    AGAINST  ☐

PROPOSAL 2—To adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

FOR  ☐                    ABSTAIN  ☐                    AGAINST  ☐

PROPOSAL 3—To transact such other business as properly may come before the Special Meeting, or any adjournments or postponements of the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, AUTHORITY WILL BE DEEMED GRANTED UNDER PROPOSAL 3 TO HAVE THE PROXIES VOTED UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

In their discretion, the proxyholders are authorized to transact such other business as properly may come before the Special Meeting or any adjournments or postponements of the meeting. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the meeting.

Signature(s) ________________________________________                             Dated _______________, 2008

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.